CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 20, 2009, relating to the financial statements and financial highlights which appear in the September 30, 2009 Annual Reports to Shareholders of Columbia Liberty Fund, Columbia Dividend Income Fund, Columbia Asset Allocation Fund, Columbia Large Cap Growth Fund, Columbia Disciplined Value Fund, Columbia Contrarian Core Fund, and Columbia Small Cap Core Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 28, 2010